UNITED STATES SECURITIES AND EXCHANGE COMMISSION
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Invesco Ltd.

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May 8, 2012

Re:  Invesco Ltd.’s 2012 Annual General Meeting of Shareholders – May 17, 2012

Dear Shareholders:

We are pleased to report that Institutional Shareholder Services (ISS) and Glass Lewis & Co. (Glass Lewis) have each recommended to their respective clients a vote “FOR” Invesco’s “Say on Pay” proposal at our upcoming annual meeting.  We strongly believe in the robust and prudent process that is undertaken by our board of directors’ compensation committee to align compensation with financial and strategic performance over the long-term.  While we believe ISS and Glass Lewis reached the correct result in recommending a vote for Invesco’s Say on Pay proposal, we believe ISS’s analysis of our executive compensation would be more meaningful for Invesco’s shareholders had ISS employed a more appropriate peer group.  In addition, it would be helpful for Glass Lewis to disclose the comparators they use in their analysis.

We are writing to:
•	clarify the importance of an appropriate peer group for any assessment of company performance and executive compensation,

•	reiterate how we establish our own peer group, and

•	demonstrate the strong alignment of our CEO’s compensation against our peer group.

Introduction

As background, below are a few highlights of Invesco’s financial results and achievement of strategic objectives in 2011:

•	Financial results:1

•	Assets Under Management of $625B at Dec. 31, 2011, +1.3% from 2010

•	Adjusted Operating Income of $1,069M, +19% from 2010

•	Adjusted Operating Margin of 36.9%, +1.3pts from 2010

•	Adjusted Diluted EPS of $1.68, +21.7% from 2010

•	Achievement of strategic objectives: very strong investment performance, continued successful integration of major acquisition and targeted expansion in areas of strong investor demand.

As discussed in our recent proxy statement, our compensation committee determined to maintain the 2011 total compensation for our executive officers, including our CEO, at substantially the same levels (or slightly lower) compared to 2010.  For more information, please review the Compensation Discussion and Analysis section of the 2012 Proxy Statement at: http://www.invesco.com/site/global/pdf/invest/reports/File1_Proxy-Materials.pdf.

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1Adjusted operating income, adjusted operating margin and adjusted diluted earnings per share are non-GAAP financial measures.  Please see pages 56 and 60 of our Annual Report on Form 10-K, as filed with the SEC on February 24, 2012, for a presentation of, and reconciliation to, the most directly comparable GAAP measures.  The 2011 results include a full year of activity for the acquired Morgan Stanley retail asset management business.  The 2010 results include seven months of activity following the June 1, 2010 acquisition.

The ISS-designated peer group

We understand ISS’s strong desire to apply a standard methodology in generating a peer group for the public companies that ISS reviews.   For the 2012 proxy season, ISS’s newly-introduced methodology generated a peer group for Invesco from companies within an industry classification utilizing two criteria (i) balance sheet asset size, and (ii) market capitalization.  We believe that once ISS’s methodology generates a peer group listing, ISS should use its informed judgment to ensure the peer group is appropriate, credible and relevant for the company under review.  Failure to apply judgment is, in many instances, including for Invesco, resulting in peer groups with no meaningful alignment of business model and complexity, customer or client base, or geographical scope.

The ISS-designated peer group for Invesco is shown in the box below.  Notably, of the 13 listed companies, Invesco’s management and board of directors view only one of them, Franklin Resources, as a true peer.  Having only one out of 13 (or 8%) of the ISS-generated peer group within our industry does not produce an appropriate peer group.

ISS-Designated Peer Group

•	CME Group Inc.
•	Cullen/Frost Bankers, Inc.
•	E*Trade Financial Corporation
•	Franklin Resources, Inc.
•	Hancock Holding Company
•	IntercontinentalExchange, Inc.
•	Jefferies Group, Inc.
•	NYSE Euronext
•	Raymond James Financial, Inc.
•	SVB Financial Group
•	TD Ameritrade Holding Corporation
•	The NASDAQ OMX Group, Inc.
•	Vornado Realty Trust

The ISS peer group consists mainly of community banks, financial exchanges and REITs, rather than a peer group consisting of publicly traded organizations that are in the asset management and custody bank industry.  Such a misaligned peer group produces misleading executive compensation comparisons.  For example, in the case of Invesco, while ISS recommended a vote “for” our Say on Pay proposal, ISS’s analysis resulted in a “medium level of concern” regarding ISS’s quantitative pay-for-performance tests.   As described below in discussing the Invesco-designated peer group, had ISS used a more relevant and meaningful peer group, its quantitative tests would have resulted in “low concern.”

With respect to Invesco, we believe the misalignment of ISS’s peer group is caused because the balance sheet asset screen is an inappropriate barometer of the size and complexity of our fee-based business.  Two specific items create this anomaly:

•	advised assets in the investment management industry are not generally balance sheet items, whereas client deposit assets of banks and broker/dealer institutions are balance sheet assets; and

•	complex accounting consolidation rules regarding investment products we offer to our clients have artificially inflated our balance sheet.

Finally, it is important to note that few investment management industry analysts view the balance sheet assets of investment management firms, such as Invesco, as a critical measure of comparability.

The Invesco-designated peer group

Set forth below is the Invesco-designated peer group which appears in our 2011 Annual Report on Form 10-K and the 2012 Proxy Statement.  Our peer group consists of companies in the S&P 500 and S&P 400 that are also in the Asset Management and Custody Bank sub-index, plus AllianceBernstein L.P. (a competitor not in the sub-index but which is another global investment manager followed by industry analysts).  We strongly believe that our shareholders desire to compare our strategic operating results and executive compensation practices against a peer group consisting of investment managers and custody banks.

Invesco-Designated Peer Group

•	AllianceBernstein
•	Affiliated Managers Group, Inc.
•	Ameriprise Financial Inc.
•	Bank of New York Mellon Corporation
•	BlackRock, Inc.
•	Eaton Vance Corp.
•	Federated Investors, Inc.
•	Franklin Resources, Inc.
•	Janus Capital Group Inc.
•	Legg Mason, Inc.
•	Northern Trust Corporation
•	SEI Investments Company
•	State Street Corporation
•	T. Rowe Price Group, Inc.

Notably, if ISS had used its new methodology and applied additional judgment to screen only on market capitalization (i.e., eliminating the screen on balance sheet assets), ISS  would have arrived at a peer group consisting of 13 investment managers and custody banks – all of which are included in the Invesco-designated peer group.  This would have increased the appropriateness of the ISS-generated peer group from 8% to 93% compared to the Invesco-designated peer group.

Our CEO’s compensation is properly aligned with the compensation of the CEOs of the Invesco-designated peer group

As discussed above, despite continued global market volatility, Invesco performed strongly in 2011 with material increases in key financial measures; however, based upon its analysis and judgment, our  compensation committee determined to maintain the 2011 compensation for our executive officers (including our CEO, Martin L. Flanagan) at substantially the same levels (or slightly lower) compared to 2010.  Therefore, Mr. Flanagan’s compensation remained at $12.89 million for 2011.2

Utilizing ISS’s published methodology of quantitative testing against the Invesco-designated peer group, results in the following:

•
Our CEO’s compensation is properly aligned with our designated peer group – such compensation is near the median of the peer group.  Our CEO’s 2011 total compensation was 1.32x the median 2011 CEO compensation for the Invesco-designated peer group, which would

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2 Mr. Flanagan’s 2011 compensation described above differs from the Summary Compensation Table shown in our 2012 Proxy Statement.  Please see the Note on page 32 of the 2012 Proxy Statement for an explanation.

result in a “low concern” for ISS (any multiple below 2.33x results in “low concern”).  The table to the right provides our CEO’s total compensation for 2011 as reported in our 2012 Proxy Statement, and, in respect of our designated peer group, our CEO’s compensation percentile rank and multiple of median.

2011 CEO Total Compensation ($000)
Market Percentile (excluding Invesco)
25th Percentile	$5,010
50th Percentile	$10,145
75th Percentile	$17,005
90th Percentile	$20,417
Data as reported in Summary Compensation Table, with equity awards adjusted to ISS valuation methodology
Invesco Ltd. 2011 CEO Total Compensation	$13,420
Percentile Rank	57%
Multiple of Median	1.32

The graphic below illustrates how our CEO’s 2011 total compensation (represented by a  red triangle) compares against the 2011 CEO total compensation of our designated peers (each represented by a ®) with the gray band representing the 25th-75th percentile of CEO pay of our designated peer group and the black line representing the 50th percentile.

•
We do not believe that total shareholder return (TSR) should be the only determinant of compensation for our executive officers.   The Invesco compensation committee believes that our executive officers should be compensated based on their achievement of multi-factored strategic objectives and financial performance.  The compensation committee also believes that executive officers and their compensation should remain aligned and focused on building and sustaining a strong organization that delivers positive results for our clients over the long term which, in turn, benefits our shareholders.  The interest of shareholders would not be served if management chased stock price – some companies that have had such a focus have ended with disastrous results.

•
While we do not agree that TSR should be the only measure of performance, we perform well against our designated peer group in terms of our alignment of executive compensation to TSR.   As of  December 31, 2011, Invesco  ranked above the median TSR over a five year period:  57% for one-year TSR, 71% for three-year TSR, and 64% for five-year TSR.  The following chart illustrates the total shareholder return versus CEO compensation of Invesco against our designated peer group over the one and three year periods ending December 31, 2011 (weighted 60% / 40%, respectively) with Invesco represented by a (red diamond) and our designated peers each represented by a (blue diamond) – the gray range represents the area where pay and performance demonstrate alignment according to ISS’s methodology.  These results would be a “low concern” for ISS.

Relative Alignment – Weighted Average of 1- & 3-year rankings for Invesco designated peer group

Conclusion

We are pleased ISS and Glass Lewis have each recommended to their respective clients a vote “FOR” Invesco’s Say on Pay proposal at our upcoming annual meeting.  Our compensation committee undertakes a robust and prudent process to align compensation with our financial and strategic performance and client and shareholder success over the long-term.  We, therefore, request your support on Proposal No. 2, Advisory Vote on Executive Compensation in respect of our 2012 Annual General Meeting of Shareholders to occur on May 17, 2012.